EXHIBIT 99.2

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CCBN StreetEvents Conference Call Transcript

DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

Event Date/Time: Nov. 04. 2003 / 11:00AM ET

Event Duration: N/A

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Don Thurman

Danka Business Systems PLC - Chief Marketing and Strategy Officer

Lang Lowrey

Danka Business Systems PLC - Chairman and CEO

Gene Hatcher

Danka Business Systems PLC - Chief Information Officer

Mark Wolfinger

Danka Business Systems PLC - Chief Financial Officer

Todd Mavis

Danka Business Systems PLC - U.S. Group President and COO

Peter Williams

Danka Business Systems PLC - Europe Group President and COO

Michael Popielec

Danka Business Systems PLC - International Group President and COO

CONFERENCE CALL PARTICIPANTS

Bob Evans

Craig-Hallum Capital - Analyst

James Wyndale

Lakefront Partners - Analyst

Derek Dobecki

Ironwood Capital - Analyst

Manna Vivaldi

Financial Times - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Danka Business Systems second-quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a Q&A session. (CALLER INSTRUCTIONS) As a reminder, this conference is being recorded. I would like to turn the conference over to Don Thurman, Chief Marketing and Strategy Officer.

Don Thurman - Danka Business Systems PLC - Chief Marketing and Strategy Officer

Thank you and good morning and welcome to Danka’s quarterly results call for the second quarter that ended on September 30, 2003. Our call today, which we’ve streamlined somewhat to about 45 minutes, will include an overview from our Chairman and CEO, Lang Lowry, an update from our CIO, Gene Hatcher, on Vision 21, a financial review for Mark Wolfinger, our CFO, and updates from each of our three operating group presidents. After that, Lang, Mark and the COOs will be available for questions.

Before we begin the call, I would like to say a few words on forward-looking statements. Certain statements made in this call, including statements related to our future performance and our outlook for our business and respective markets, projections, statements of management’s plan or objectives, forecasts of market trends or other matters are forward-looking statements and contain information relating to us that is based on the beliefs of our management as well as assumptions made by and information currently available to our management.

For the forward-looking statements we claim the protection of the Safe Harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Listeners are cautioned not to place undo reliance on the forward-looking statements, which reflect our analysis only as of the date they are made. We undertake no obligation to and do not intend to update these forward-looking statements to reflect events or circumstances that arise after such statements are made.

Furthermore as a matter of policy we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance which may be made by others outside our company. All non-GAAP financial information referenced in this call is reconciled in payables contained in our press release or on our website, Danka.com. A complete replay of

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this call will be available on Danka’s website approximately two hours after the call ends. To listen, please go to Danka.com and click on Investor Relations. Beginning at approximately 3:00 PM Eastern Standard Time today through November 11, 2003, a complete replay of the conference call can also be accessed via telephone by dialing 888-286-8010 and using the passcode 5035-8433. International callers please dial at 617-801-6888 for the replay. Now I’d like to introduce Lang Lowery, our Chairman and CEO.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Thank you, Don, and welcome to the call, everyone. As you can see from the results we released this morning, we had a solid second-quarter in many respects and, perhaps more importantly, that we improved in several key areas after a somewhat disappointing first quarter. That rebound was despite the fact that our second quarter is traditionally our most challenging on a seasonal basis.

We continue to transition to Danka’s business away from our heritage analog base, in large part the result of the Kodak acquisition in late 1996, and toward a new foundation based on the placement of digital systems, related professional services and software sales, contracted Technical Services on these installations, and our new TechSource multivendor services initiative. We had significant growth in all of these areas in the second quarter. In fact, our installed base of equipment reached 49 percent digital at the end of the second-quarter, quite an improvement over the predominantly analog base that we inherited a couple of years ago.

The continued growth in these digital areas, in addition to helping offset expected declines in our analog business, is critical to achieving the expected revenue stability in our business. Combined with the important infrastructure improvements we made, including the achievement of the important U.S. Vision 21 and facility consolidation achievements in the second quarter, we are now positioned to address one of the most important aspects in the our turnaround strategy — quickly and aggressively aligning costs with revenues. Mark Wolfinger, our CFO, will brief you on the restructuring plan we’re pursuing his part of our efforts towards our goal to reduce costs.

Looking in more detail at our operating results, a notable improvement was the rebound in retail equipment and related gross margins as compared to the first quarter. As a reminder, this segment also encompasses Danka @ the Desktop, software, and professional services, which are now making a meaningful revenue contribution. While revenues in our retail and equipment related segment increased about 2 percent on a sequential basis, gross margins climbed about 540 basis points over the first quarter to 36 percent. On a year-to-year basis, although equipment and related revenues were down about 2.5 percent, gross margins were up several hundred basis points. This gross margin improvement is partially due to software and professional services sales, which have higher gross margins. Our Danka @ the Desktop strategy also creates a higher value proposition for equipment sales.

Also helping the sequential gross margin improvement was an increased contribution from the general line field sales force in the U.S. which, as you might recall, stumbled a bit in the first quarter. Now let me comment briefly on the retail services segment of Danka’s business. As you know, the biggest pressure on this business has been the ongoing analog to digital transition, and we continued to see revenue declines in the second-quarter as a result of (technical difficulty) and typical seasonality. As we come closer to the digital crossover point on our installed equipment base, which we continue to believe, by the way, is in the 50 to 55 percent range, we expect that worldwide retail service revenues will stabilize within nine months.

As I mentioned earlier, we had good growth in our TechSource initiative in the second quarter, primarily in the U.S., and for the first time I’m glad to report we had measurable contributions from TechSource in our European international businesses. Remember that TechSource is designed to generate new sources of service revenues, predominantly related to digital installations, and also to enable us to better leverage our existing services infrastructure over time.

In Europe our service business was affected by seasonality, including a summer heat wave, as well as previous decisions related to our strategy to deemphasize the low margin rental business there. You’ll hear more about our European rental business from Peter Williams. Worldwide I’m pleased that the retail services gross margins continued to hold up pretty well in the second-quarter given the issues that I’ve just noted. We told you on last quarter’s call that we needed to refocus on cash in the second-quarter, and our management team responded well. It was an outstanding quarter in terms of cash generation in which we increased our cash balance by 63 percent from the first to the second-quarter. A primary reason for this accomplishment was our improvements in working capital as during the quarter we reduced both inventories and Accounts Receivable. This is a substantial improvement from our first quarter performance.

We also generated cash by increasing accounts payable during the quarter, (technical difficulty) going up about 10 days. While this certainly reversed the first quarter trend, we have probably stretched it a bit far and the US may need to true up Apparently in the third quarter. So although we got back on track in terms of managing working capital, we can’t count on these types of improvements every quarter. However, we do believe that our new Oracle ERP systems will enable us to manage US working capital more effectively. The AR through approved billing and inventories through approved logistical systems.

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While we had more than $16 million in CAPEX in the second quarter, 10 million of this was related to property, plant and equipment, and much of that to complete the Oracle implementation and a consolidation of our US headquarters facilities in St. Petersburg. The good news is that these expenditures are largely behind us. Please keep in mind that it still takes significant working capital to run this company, partly because we have operations in more than 20 countries on five continents, and especially due to the fact that much of our sales activity normally occurs in the last few weeks of each quarter. Mark Wolfinger will provide additional details on our second-quarter cash and working capital performance in a few moments.

Another key accomplishment in the second-quarter was the successful conversion of all US users to Oracle. This milestone has significant implications in many areas. It will provide access to the accurate information needed and necessary to run our business, help us increase employee productivity, improve customer satisfaction, and allow us to reduce operating cost going forward. To provide an Oracle update, let me introduce our chief information officer, Chief (ph) Gene Hatcher. I want to take this opportunity especially to express my sincere thanks and appreciation to Gene and his team for their dedication and perseverance during this challenging nearly three-year project.

Gene Hatcher - Danka Business Systems PLC - Chief Information Officer

Thank you, Lang. As Lang indicated, we recently completed the rollout of the Oracle 11i eBusiness suite to the entire US business, completing the most important and by far the most expensive phase of building the new systems infrastructure. We’re now working out the anticipated conversion and software issues and we’re receiving positive reports from new users. And now for the first time in the Danka’s history, all the US customers, employees, and vendors are operating from a single integrated system. This is a significant accomplishment, and we expect a lot of benefits going forward from this investment.

Our Vision 21 IP and related project spending will be just under $50 million, which is consistent with the estimate that we provided at the beginning of the fiscal year, although much higher than our original budget. Through the second quarter, we had incurred about $47 million of the $50 million estimate, of which $40 million was capitalized and 7 million was expensed. We spent $4 million in IP and related expenditures in the second quarter, of which 3.6 million was capitalized and 400,000 was expensed. I’m pleased to note that we will not require the $5 million contingency that we earmarked for potential cost overruns.

From a cash perspective, project to date we have disbursed about $43 million and that leaves us with about 7 million to go. Our ancillary expenditures for the project are now estimated to be approximately $13 million, which is within the estimate that I provided on the last quarterly call. In the second quarter, ancillary expenditures were $1.8 million, of which 100,000 was capitalized and 1.7 million was expensed. We expect to spend about $500,000 in ancillary expenses to complete the transition in quarter three.

With this painful and costly process largely behind us, we will now make driving value from this $63 million investment our number one priority. And that means taking advantage of reengineered business processes and systems that will enable the US to better manage its working capital and realize significant savings in its back office operations, as well as reducing direct corporate IT costs. With respect to direct IT costs, we have recently reduced corporate IT headcount by 23 employees and, I’m happy to report, about 40 very expensive consultants, decommissioned our US legacy systems, canceled the mainframe outsourcing contract, canceled legacy hardware and software maintenance agreements, and terminated certain telecommunications infrastructure.

So going forward IT will take on a significant new role as we immediately begin to assist in identifying opportunities where this investment can help reduce cost and improve customer satisfaction by using the available capabilities of the system we have invested so much into. Now that we’re nearly done with this costly, difficult process, you probably won’t hear from me directly on these quarterly calls. But I can assure you that IT will be as busy as ever supporting US operations. Now we’ll turn the call back over to Lang.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Thanks, Gene. The Oracle success, as well as the consolidation of our facilities in St. Petersburg, will significantly change our US and corporate cost environment going forward. First, many of the reengineering and relocation costs will simply go way. Second, we will now begin getting a return on those investments. While some of the second-quarter expenditures on these initiatives with carryover into the third quarter, opening on these projects will be substantially less going forward. And in the fourth quarter they will enable aggressive cost cutting in multiple areas of the company.

Gene just highlighted some of the areas in IT where we can save money. There are also cost reduction opportunities in other corporate areas, and especially in the US group where Todd Mavis will now be focusing on reducing his transactional and overhead cost, particularly as it relates to areas like real estate.

In addition we are making some important cost-cutting decisions in our European business that will include both employees and facilities that are part of the high cost legacy. I’m sure you can appreciate that while these actions will require investment in the short run, they will begin yielding operational savings immediately and will deliver a significant payback over the longer-term. Unfortunately these cost reduction activities will result initially in the release of several hundred employees worldwide, and then

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even more over time. While this is always difficult on a personal basis, it is necessary for Danka to be profitable and competitive going forward.

As I said, our goal remains to reduce SG&A from the current rate of almost 39 percent of revenues towards 30 percent. It is important to mention that we are progressing these cost reduction actions while investing in growing the digital business, particularly as it relates to software, professional services, and TechSource. Although these initiatives are not generating profits in the short run, we expect most if not all of them to be profit contributors by the fourth quarter.

To summarize, we obviously would have been more satisfied with the quarter had equipment and related revenues been a bit higher and overall costs been lower. We still have work to do in building high-performance sales teams worldwide, and in the US, Todd and Bill Troxil, Senior Vice President of our Enterprise Accounts, must do a better job in that area, which has grown increasingly competitive. However, I’m encouraged by the rebound of the US general line field sales force and the accomplishments in other areas like the US national accounts team, Australia, as well as our overall performance in Europe.

Our growth initiatives also perform well and we expect to see more acceleration in these businesses throughout the world. From a market standpoint, we are seeing the effects of increased competition in the office products area, largely driven by the consolidation effects of both the analog to digital transition and technology convergence. Developments like the recently announced relationship between Icon and Konica present Danka with both challenges and opportunities. To be successful we will need to work more closely than ever before with our primary equipment suppliers to receive their full support, including pricing assistance when needed.

Finally with the first phase of Oracle completed and the US headquarters consolidation mostly completed, management can now turn more of its attention to attacking our high cost structure. This is both a bigger opportunity and a bigger task than we originally envisioned, but I believe we’re on the threshold of seeing significant progress in this area. And our COOs and their management teams can also begin to focus more of their time and attention on customer activities to grow the digital business. Now I’d like to turn it over to our CFO, Mark Wolfinger.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Thank you, Lang. As a prelude to my comments I’d like to point out that the second quarter was the first one under our new financial structure. As you recall, we issued new notes in the amount of $175 million due in 2010 and used the proceeds to pay off our credit facility and the zero-coupon bonds. This refinancing eliminated restrictive financial covenants that were contained in our former credit facility. In addition, Danka’s next principal payment on debt is scheduled in 2008.

The refinancing requires taking non-cash write-off of $20.6 million of deferred financing costs that were related to the debt that was extinguished. This decreased earnings-per-share by 21 cents in the second quarter. Also, because our business (technical difficulty) our reported results in US dollars reflect ongoing changes in currency exchange rates outside the US. In the second quarter, as in the first quarter, as a company we benefited from these currency fluctuations.

As Lang mentioned, we had a very successful quarter in generating cash, which was a key focus for us. Our cash balance grew from 60.3 million at the end of the first quarter to 98.3 million at the end of the second quarter, an increase of $38 million. As a result of this, net debt, which is defined as debt less cash, decreased from 164.6 million at the end of the first quarter to 146.8 million at the end of the second quarter. Net debt is essentially flat when compared the end of fiscal year 2003.

The cash in the current quarter was generated through adjusted EBITDA of $13.9 million and a decrease of working capital of 44.8 million. This was offset by significant capital expenditures of $16.3 million, which resulted primarily from our investments in our Vision 21 or Oracle project and the US headquarters consolidation. Adjusted EBITDA, by the way, is defined as earnings before interest expense, taxes, depreciation, amortization, and the write-off of deferred financing charges.

Looking more closely at working capital, accounts receivable decreased by 17.2 million from the first quarter, which lowered Day Sales Outstanding from 61 at the end of the first quarter to 59 at the end of the second quarter. And inventories decreased 7.8 million during the second quarter. Accounts Payable increased 2.8 million with days payable outstanding increasing from 69 at the end of the first quarter to 79 at the end of the second quarter, with substantially all of this increase in the US.

Revenues in the second quarter were $323 million, 6 percent lower than the 343.7 million reported in the year ago quarter. Revenues were favorably impacted by 17.5 million of foreign currency benefit. The primary reason for the decline was lower retail service revenues, which at $155.3 million, decreased 10.1 percent from a year ago. Retail services revenues were favorably impacted by 7.4 million of foreign currency benefit. Retail equipment and related revenues of 115.2 million were 2.4 percent lower than a year ago. Retail equipment and related revenues were favorably impacted by $5.9 million of foreign currency benefit.

Regarding our other revenue reporting segments, revenues from retail supplies and rentals were $30.3 million, a decline of 12 percent from the year ago quarter. These revenues were favorably impacted by $1.4 million of foreign currency benefit. And I’m pleased to report that revenues from our wholesale business, which

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consists of the indirect equipment and supply business in Europe, increased by 19.4 percent to $22.1 million. Wholesale revenues were favorably impacted by $2.7 million of foreign currency benefit.

Our total gross margin percentage for the second quarter was 37.2 percent, which was 120 basis points higher than a year ago and 50 basis points higher sequentially. Improvements over the prior year occurred in retail equipment and related margins, which increased by 350 basis points and in retail service margins, which increased by 170 basis points. Year-over-year gross margins declined in regional supplies and rentals, down 310 basis points and in our wholesale business, down 250 basis points. By the way, our retail equipment and related margins also improved significantly on a sequential basis from 30.7 percent to 36.1 percent, for an increase of 540 basis points. Raising these equipment margins, particularly in the US, was another key priority for us in the second quarter.

Total company selling, general and administrative expenses increased by $1 million or less than 1 percent from the prior year quarter. As a percentage of sales, SG&A was 36.9 percent compared to 34.4 percent a year ago. This increase, however, includes $4.8 million of foreign currency movements. Excluding these movements, SG&A decreased by 3.9 million or 3.3 percent from the year ago quarter. Included in SG&A in the second quarter was about $2 million of expenses relating to Vision 21 or our Oracle project. In addition we incurred capital expenditures of about $9 million relating to the Oracle conversion and the consolidation of our St. Petersburg facilities.

Completing these projects provides the foundation for us to begin reducing cost in the US. In order to achieve the significant cost reductions that Lang mentioned earlier, we are now in a position, especially in the US where it’s most needed, to take more aggressive actions against our high cost structure. I’d now like to read the paragraph regarding the second half cost savings plan from our announcement today.

The company announces that management is formulating a plan to significantly reduce costs substantially beginning in the second half of its fiscal year. Now that the Oracle implementation in the US is substantially complete, the company will be consolidating back office functions in the US, exiting non-strategic real estate facilities, and reducing headcount in the US, European and international businesses. The Board of Directors has approved an initial phase of the plan, which will result in approximately $11 million of annual cost savings and it is expected to result in a restructuring charge of approximately $5 million, which will be paid in connection with headcount reductions.

Management expects that this plan will ultimately result in recommendations to reduce costs by a minimum of $30 million annually. These additional recommendations will be made to the companies Board of Directors in the third quarter and, if accepted, would result in additional restructuring charges being taken for some or all of the cost reductions. Now we’ll hear from our three operating group COOs, each of whom will briefly discuss second quarter performance in their area of responsibility. First is Todd Mavis, who heads the US group.

Todd Mavis - Danka Business Systems PLC - U.S. Group President and COO

Thanks, Mark. As a reminder, the US group represented about 49 percent of Danka’s Q2 revenues. US revenues in the second quarter were 159.1 million, about 15 percent lower than the year ago period, and about 3 percent lower than the first quarter. Not surprisingly, the biggest year-over-year declines came in our retail service business and, as you know, historically this is our most difficult quarter from a seasonal perspective. I’ll comment a little more on that later on.

Total gross margins were 41.9 percent, which was an increase of 100 basis points from the year ago quarter and almost 160 basis points increase sequentially. As Lang and Mark pointed out, SG&A remains higher than it should be in the US, although second quarter SG&A decreased on an absolute dollar basis, as a percentage of sales it was 250 basis points higher than a year ago and 80n basis points higher than the first quarter.

With Vision 21 Oracle and the US headquarters consolidation projects nearly complete, we are now in a position to aggressively reduce our costs in the US. This includes consolidating a number of back office functions which will result in a number of workforce reductions and a reduction in real estate. This past quarter the US management team focused on improving all aspects of our back office operations, establishing the foundation for further customer satisfaction improvement, as well as future cost reductions.

Adjusted EBITDA improved in the second quarter to 12.3 million, compared to 10.4 million in the first quarter. This increase was primarily due to improved hardware margins. The quarter was down from 17.3 million in the year ago quarter, declining services revenues and the loss of residual trust income represented the vast majority of this US year-over-year decline. Our management of working capital improved in the second quarter and year-over-year. In the quarter just completed, the US generated $15.6 million in cash, compared to being a net user of 3.6 million of cash in the first quarter. Our Q2 performance compares favorably as well to 11.4 million of cash generation in the second quarter of last year.

This improvement was accomplished through improved net working capital performance, offset by a reduced adjusted EBITDA and increased CAPEX. However, before I move away from our working capital discussion, I am pleased to point out that even though our CAPEX is still too high, it declined from 10.7 million in Q1 of this year to 6.9 million for Q2. More importantly, with Vision 21 Oracle now behind us, we are confident that our CAPEX will continue to trend positively for the remainder of the fiscal year. Now let me briefly recap US results in our two major revenue segments. First, a few comments about retail equipment and related revenue.

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Retail equipment and related revenues declined about 12 percent compared to the same year ago period. To understand this year-over-year decline it is important to understand our sales channel strategy. You will recall from previous calls that within the US we saw hardware and related products through our general lines field sales organization and our strategic accounts group or SAG. The general line field sales organization can easily be characterized as the selling channel that is geographically based and supported by our national account. This organization traditionally has focused on migrating our installed base from analog to digital and improving our coverage in the Fortune 250. It is responsible for the majority of our equipment and related revenues and also tends to command the highest margins. When you look at the year-over-year equipment and related revenue comparisons for this group, you will find them to be essentially flat.

The second major selling organization, SAG, is made up of several selling channels. They are print for pay, government, high volume, and enterprise account. Within the SAG organization you will find year-over-year comparisons to be mixed. On the positive side our high-volume organization is flat year-over-year. Also showing stable year-over-year comparisons is our (indiscernible) for pay and government channels. Again, their year-over-year performance is physically flat. The selling entity that has declined significantly year-over-year is the enterprise account group led by Bill Troxil. The significance of this decline is that this is an area that Danka has been highly reliant on in the past for driving our revenues.

There are two primary components of the retail equipment and related revenue decline. I’d like to spend some time discussing these. First, historically the enterprise account group, which is made up of eight very large accounts, (technical difficulty) large analog machine populations. Some of these legacy accounts, which generate lower margins, have been slow to convert to Digital Equipment and require intensive support. The second component was the decline in our leasing trust income, which was down by $3.7 million year-over-year. To overcome these two negative impacts on revenue, we are continuing to stress increasingly productivity in the general line field sales and national accounts organizations.

Moving to a sequential comparison, you will find the equipment and related revenues for the US to be basically flat. Again, the story within the results is the performance of the different selling channels. I am very pleased to report that the general line field sales organization increased their equipment and related revenues nearly 8 percent sequentially. The general line field sales organization increased the number of sales reps for the quarter to improve our overall sales coverage model. For Q2 they improved their sales productivity by 9 percent and improved their gross margin productivity by 17 percent. You may recall that the general line field sales organization was off somewhat in Q1, so we are pleased to see this group on track.

We also saw our high-volume group for production print increase their equipment and related revenue performance sequentially by over 40 percent. Another positive factor for the quarter just completed was the performance of our Danka @ the Desktop growth initiative. Our software services solutions were up sequentially 16 percent with much of this growth coming from the general line field sales organization.

Our professional services group, which underperformed in Q1, was up over 40 percent sequentially and reflects the renewed focus that the US is placing on this very important growth initiative. Other positive factors for the quarter were better overall execution by management, (technical difficulty) to our sales compensation plan, and strong support from all three of our primary equipment partners, candidly Canon, Toshiba and NexPress did a good job in supporting us, and we’re appreciative.

Additionally we continue to make good progress with are color business. The quarter was particularly strong for us due in large part to the Canon 3200 color product. Before we move on to the discussion of margins, it is worth pointing out that we did have some underperforming areas. Our biggest disappointment came from the enterprise account group. Their sequential miss was primarily attributed to one large customer whose business is off significantly with us and apparently is down overall. Ironically, because these enterprise sales historically have lower gross margins, and particularly in today’s competitive market, the decline in this segment of overall business helped to improve the second quarter equipment margins for us.

As our discussion moves from equipment and related revenues to margins, I am pleased to report that gross margins recovered to 35 percent compared to just 28 percent in the first quarter and 33.6 percent a year ago. The year-over-year improvement was achieved by increasing margins in the general line field sales organization by 540 basis points and margin improvements from our enterprise, production printing group, and national account channels. This improvement is especially notable because in the same period last year we had the benefit of the additional $3.7 million in leasing trust income that I mentioned earlier, which contributed over 380 basis points to last year’s equipment and related margins.

I’d like to turn now to the performance of the retail service segment. This segment includes our traditional brake fix services as well as our emerging TechSource multivendor services initiative. Revenues in this segment declined about 15 percent compared to the year ago period and about 4.5 percent compared to the first quarter. As a reminder, the second quarter performance of our fiscal year is negatively impacted by lower copy and print volumes as a result of vacations and school closings. The impact can be seen with what happens to our overall copy and print volumes which ultimately not only impact our revenues but also

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our margins. Our margins were basically the same as last year’s at 46 percent, and they were down about 130 basis points sequentially.

While retail service was down, I am pleased to report that the US percentage of Digital Equipment rose to about 49 percent in the second quarter, up from 46 percent in Q1. You will recall that one of the important factors in stabilizing service revenues is our progress in replacing our installed base of analog equipment with digital systems. Our analog to digital installed base crossover is likely to happen within the timeframes that we had originally anticipated.

TechSource made a solid and growing contribution in the second quarter. TechSource revenues were up over 200 percent sequentially to 2.9 million. This $2 million revenue increase from Q1 further validates that our third party services initiative is resonating in the marketplace. We are also excited about the backlog of TechSource business we are building, which is now over $10 million. Because we currently outsource the fulfillment of some of these contracts, TechSource sales currently are at lower gross margins than our traditional technical services business. Our plan is and has always been to reduce this negative drag on gross margins by leveraging our existing service infrastructure. Which includes people, processes, as well as logistics.

This will take place over time and will improve profitability of this segment of our business. Furthermore as we have discussed in the past, TechSource should become accretive to our US earnings sometime during the second half of this fiscal year. While some progress was made in Q2, it is clear that there are sales channels that we need to address. For example, we haven’t fully developed alternative revenue streams for some of these large impact, low margin businesses that historically has been a large part of Danka’s overall business. During the quarter both the retail equipment and related and retail service segments were negatively impacted by our decision not to pursue two very large transactions of very low margins in our print for pay and enterprise channels.

This decision was based not so much on equipment margins, although they were in the single digits, but on the extremely aggressive pricing on service. We are becoming increasingly selective about pursuing business in this very competitive market segment. We are also evaluating new opportunities for our enterprise accounts group, and while we may need to pursue some lower margin business for strategic and Technical Services reasons, we recognize that longer-term we need to orient this channel toward market sweet spots that support our efforts to place some of this traditional business with higher margin sales.

That’s why it is important for us to continue to make progress in getting a bigger contribution from other channels, especially our national account and general line sales forces. Our success ultimately depends on properly allocating the necessary resources and taking advantage of the market opportunities that do exist. So let me conclude by making a few points about the US group’s priorities going forward. First, we’ll be focused on growth from the general line field sales organization and increasing sales productivity is a must. Second, we must continue the emphasis on our growth initiatives. Danka @ the Desktop, which includes software professional services and TechSource, and we need to get them profitable this year. And third, we need to continue our efforts toward stabilizing our return services revenues.

Finally, now that the headquartered consolidation and Oracle are effectively behind us, and these huge distractions will no longer consume the US management team, we can now turn our attention to reducing our far too high SG&A. Vision 21 Oracle and the new building provide us the platforms for making a pragmatic (ph) change, a change that will result in much lower overall business expenses. We’re already taking action to reduce costs, including headcount reductions and addressing our facilities and other overhead. I will also be announcing changes in the US organization that will serve to streamline the US, which ultimately will result not only with an overall cost structure that is more in line with the demand of the digital transition, but it is also in line with delivering a better back office experience to our customers.

I guess you could say that for the remainder of the fiscal year the US’ mantra will be all about growth initiatives, lowering our overall cost, which will come from back office improvements and delivering a better customer experience. Thank you for your interest. I’d now like to turn it over to my colleague, Peter Williams, Chief Operating Officer of the European group.

Peter Williams - Danka Business Systems PLC - Europe Group President and COO

Thank you, Todd. For your reference, Danka’s European group represented a little more than 41 percent of the company’s total revenues in the second quarter. As a prelude to my comments you need to be aware of two issues that significantly affected our reported second quarter results. First, summer is a slow time for business in much of Europe, so historically the Company’s seasonality issue has been especially pronounced for us. Second, we have been experiencing favorable currency trends this year compared to last. And this has helped the reported results as you see them in dollars.

Second quarter revenues in Europe increased about 6 percent from the year ago period, largely due to favorable currency trends this year. On a sequential basis, revenues declined about 3.5 percent, largely because of the seasonal impact of our services business. Gross margins at about 32 percent and showed a small increase compared to the same period last year as well as the first-quarter. Our SG&A as a percentage of revenues this quarter was about 29 percent. Although our run rate is significantly lower than the US operation, Europe’s costs remain too high. We are intending to take broad actions to lower our SG&A in Europe, including both headcount and facility reductions. Our goal ultimately is to reduce SG&A to about 25 percent of sales.

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

With regard to EBITDA, in the second quarter we generated $7.4 million, which is down $9.2 million a year ago and compares to 8.3 million in the first quarter. The year-on-year decline is generally a result of lower service revenues and our de-emphasis of lower margin rentals, and can be attributed primarily to our performance in the UK and Italy. Sequentially this decline is associated with seasonality partially offset by improved performance in the UK.

The second quarter was excellent from a cash perspective, especially our improvements in working capital. Cash generation totaled over $20 million, and we reversed the inventory increase noted on last quarter’s call, with inventory declining by over $7 million in the second quarter and without impact on our customers. We also focused on collections in the second quarter, leading to a $12 million reduction in accounts receivable. CAPEX spending increased by about $800,000 from the first quarter as we increased the amount invested in high return rental placements.

Now let me recap European performance as it relates to equipment sales, which includes Danka @ the Desktop software and professional services. About 17 percent of our total revenues in Europe come from our wholesale business, and my comparisons reflect these sales as well as those from our larger direct channel. We had an excellent second quarter for equipment sales. Revenues were 70 percent higher than the year ago period and also were 5 percent higher sequentially. The comparisons are favorable in local currency terms as well with a 5 percent increase year-over-year and a 6 percent increase sequentially. This is a significant accomplishment.

Equipment revenue performance was particularly strong in the UK, Germany, Poland, Italy, and Belgium. Primary reasons for the improvements include the impact of changes in this year’s sales incentive plan, perhaps a slight improvement in market conditions at the end of quarter, and quite simply better execution. This business also was helped by our Danka @ the Desktop initiative, which is beginning to get traction in parts of Europe. One of our most notable successes is the installation of a significant Danka @ the Desktop solution at the counsel of the European Union.

Our solution integrates new print management and electronic archival systems with the counsel’s existing Danka supported network of Heidelberg Digimaster 9110 systems and decentralized multifunctional devices. Equipment gross margins improved as well. They were 1 percentage point higher than the year ago quarter and 3 percentage point higher sequentially. Within the direct channel equipment and related margins were 38.1 percent, an increase of 2 percentage points year-over-year and more than 4 percentage points sequentially.

Looking now at the second quarter results in our service business, service revenues were about 1.5 percent lower than a year ago quarter and about 8 percent lower sequentially. When adjusted for typical seasonality and currency fluctuations, revenues declined about 1 percent from the first quarter in local currency terms. Services gross margins held steady at about 34 percent. There are multiple factors contributing to this slight decline in performance sequentially. Service revenues from our leased equipment base when seasonally adjusted continue to show stability, supporting our theory associated with the analog to digital crossover. And our digital installed base percentage increased from 52 to 56 percent in the quarter.

Another factor is rental placements. You may recall that in previous years Danka Worldwide has been deemphasizing low margin rental placements as a way to increase cash for debt reduction activities. As a partial result of this, we have been losing revenues as our rental equipment bases declined. As I mentioned earlier, in the second quarter we began making prudent investments in the rental business, and we are considering additional such investments going forward.

We also will be looking to increase contributions from our TechSource initiative, which we really launched just last quarter. TechSource revenues were about $660,000 in the second quarter, almost double the first quarter revenues. The UK has emerged as a leader in generating results from our new TechSource business. Speaking of the UK, I want to congratulate new (indiscernible) Director Paul McKenna and his team for a significant improved second quarter. We still have a lot of challenges in this business, however I am optimistic that the recovery is underway.

To conclude, I’m especially pleased with the performance of the European group in the second quarter in a normally challenging seasonal environment with strong cash generation, improved equipment sales, and solid margins. Looking to the second half of our fiscal year, this historically is a better seasonal period for Europe. In addition, we expect cost reductions associated with restructuring to begin to favorably impact results. An additional (indiscernible) will be to maintain the momentum we saw this quarter in growth initiatives into the second half, and I’m optimistic that we can achieve more balanced contributions from each individual country. Now here’s Mike Popielec, Chief Operating Officer of Danka’s international group.

Michael Popielec - Danka Business Systems PLC - International Group President and COO

Thank you, Peter. The international group consists of Danka’s operations in Canada, Latin America and Australia and represents about 9 percent of the Company’s total sales. You’ll recall that we have been in a recovery mode over the last year, having stumbled pretty badly, particularly in Canada. Overall I believe our strategy of focusing on higher margin opportunities and providing higher value product and service solutions to our customers is paying off

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

with notable successes in Australia, Brazil, Mexico, Puerto Rico, and Venezuela. While we expect this continued effort to drive revenue and margin increases, we are also seeking ways to streamline our infrastructure in order to reduce SG&A cost faster.

Let me now briefly discuss a few key performance metrics. Keep in mind that our reported second quarter results in U.S. dollars were affected by favorable currency movements of roughly 10 percent compared to the year ago period. There was little or no currency impact on a sequential basis. International revenues in the second quarter were $29.9 million, about the same as the year ago period, and only slightly lower than this first quarter. Both year-over-year and sequential equipment and related revenues were stable, aided by strong sales growth in Australia. In the retail supply and rental revenue segment, revenue increased by about 14 percent year-over-year. Supplies were up by 37 percent, while rentals were down by 24 percent as we continue to deemphasize our focus on lower margin government rental accounts in Mexico.

In addition, I’m very excited about the positive contributions from our Danka @ the Desktop and TechSource growth initiatives. Combined we did about three-quarters of a million dollars in second quarter revenue, double the amount in the prior quarter. By the way, we had no revenue from either initiative two quarters ago. The preceding increases were offset by lower retail service revenue of 8.8 percent year-over-year, primarily driven by the MIF decline in Canada and Mexico which was the result of a continued focus on higher margin equipment transactions in both countries.

Looking at gross margins, gross margins were at 34 percent of sales, substantially better than the year ago margin rate of only 21 percent. Remember that last year’s margins were negatively impacted by write offs in our Canadian business. But even without those charges, we still increased equipment and related revenue margins by about 330 basis points and retail service margins by about 50 basis points. These improvements are a testament to our focus in all of our countries on higher margin equipment sales and on achieving service productivity gains.

On a sequential basis, the total gross margin rate decreased by about 350 basis points, around 230 basis points due to a foreign currency benefit in the first quarter not repeating in the second quarter, with the remainder of the different primarily a result of lower retail service margins due to seasonality, again particularly in Canada in Mexico. Like the rest of Danka, we’re increasing our focus in the international group by reducing SG&A costs as a percent to revenue. Second quarter SG&A was roughly 40 percent, yet several hundred basis points lower than a year ago.

However, if you remove the severance charges in Canada that negatively affected SG&A in the second quarter last year, SG&A remained roughly the same. Now there are two primary reasons that SG&A remains flat. First, although we continue to make significant cost reductions across the entire portfolio, we are also adding resources in Australia in order to continue to drive their demonstrated growth potential. Second, whereas Canada has reduced SG&A costs on a constant dollar basis by 29 percent year-over-year, we need to improve our Canadian sales force productivity to continue to grow our topline and leverage our SG&A as a percent of revenue. To address this, we have recently hired a vice president of sales for Canada, a newly created position focused on improving our sales strategies and processes and accelerating the productivity of our Canadian sales force. Overall our attempt is to significantly reduce international’s SG&A in order to reach an SG&A as a percent of revenue in the low 30s.

Regarding our use of cash in the second quarter, we made significant working capital improvements by reducing both accounts receivable and equipment inventory. At the same time, we also increased CAPEX in the quarter, including investing almost $1 million for new rental equipment as part of an important contract we recently ran in Brazil. We expect the investment to produce an attractive return over the coming quarters. This and other investments made during the period resulted in international being a net user of cash in the second quarter.

In closing, I’d like to say that I am pleased by the operational improvements the international team continues to make, and the performance that they were able to achieve it the typically slow summer months of the second quarter. As a result of their efforts, we delivered a positive adjusted EBITDA of $502,000 in the second quarter versus a loss of over $4.3 million a year ago. My focus remains on driving growth through sales force productivity, improved customer service, as well as on improving back office processes needed to improve customer satisfaction and reduce costs. Thank you very much for listening. Here is Lang Lowrey.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Thanks, Mike. Before we begin the Q&A session, I would like to make a few closing comments and observations. First, the creation of our three operating groups and the appointments of Todd Mavis, Peter Williams, and Mike Popielec to run them, is the most significant accomplishment over the past couple of years. They are now running a business on a day-to-day basis, and they continue to build their organizations by recruiting new leadership at many levels of their organization.

Other recent milestones include our three-tiered financial restructuring in 2001, followed by this year’s refinancing that removed restricted operating covenants and lowered our cost of debt. Strong cash generation that enabled our two major refinancings and has fueled debt reduction, our Vision 21 re-engineering initiative, especially the implementation of new business systems in corporate and the U.S. business. Significant increases in retail equipment and related equipment margins, largely due to a focus on value and not simply price. The creation of our Danka @ the Desktop and TechSource initiatives, which by the way reached an annualized run rate of nearly $44 million in the second quarter. I am sure that all of you will recognize that these offerings are beginning to make a real revenue contribution.

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

And we were successful in eliminating about $40 million of tax retention operating leases and in consolidation of our disparate U.S. headquarters. Our three chief operating officers are now in a position to significantly reduce costs, including leveraging of our infrastructure investments and further reducing facility expenses. Since we expect retail services revenues to begin to stabilize, with progression of the analog to digital transition, we are now looking forward to the second half of the year, which is historically a better period for Denko.

We are now happy to take your questions, so I’ll turn the call over to the operator for instructions.

QUESTION AND ANSWER

Operator

Thank you. (CALLER INSTRUCTIONS) Bob Evans of Craig-Hallum Capital.

Bob Evans - Craig-Hallum Capital - Analyst

Congratulations on getting the Vision 21 done, and it’s nice to see the gross margin bounce back and the cash flow bounce back.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Thank you.

Bob Evans - Craig-Hallum Capital - Analyst

Can you comment on the timing of your cost reductions, the $11 million? It sounds like that’s starting now. I just want to understand, is that $11 million that will hit this fiscal year or can you elaborate a little bit?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Sure. First off, that was annualized savings that we’re talking about, but Bob, we are approaching this restructuring in large part because as we’ve said from the very beginning, we wanted to attack the cost problems of this company by really going to the transactional level; in essence, trying to find a good organic way to get costs out of the company. And what in the U.S. Vision 21 has allowed us to do it is to finally get all users on one operating system that allows us to attack that legacy problem. And thank you for your congratulations. That was a three-year hard fought battle with all sorts of hurdles, including but not limited to problems with Oracle Software, etc., so forth. So we’re pleased that we have gotten to this point, and now we are able to start implementing some of the back office reductions that are going to follow from it.

And most of those savings that you talked about, which we would call kind of a Phase I of an overall restructuring plan worldwide, most of those savings will be in the U.S., and they will be around the back office operations. And so those savings will effectively start — they’ve already started, and they will continue throughout the term of this quarter. The cash that we will be spending to handle severances and that type of thing will being starting to be spent. However, the savings will also immediately start to be incurred, but that is an annualized rate.

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

We are moving forward with discussions with our Board and we have said on this call that we expect a minimum of $30 million total savings, including the 11 million that we just referenced, and we actually expect more to come toward our goal of 30 percent SG&A. So those efforts we hope to be able to get approved by the Board in the next four to six weeks, and we would like to have another analyst call at that time to really go into detail about the nature of those restructurings. One of the other big opportunities we have had is we have consolidated buildings, for instance, in the St. Petersburg area, is we have been able to actually vacate buildings in totality. Many of these buildings will have sublease capabilities and are attractive in that regard. Other of these buildings we will be able to exit in an ordinary course of their lease termination, and others we will have to work more aggressively to get rid of, but we will see a significant amount of real estate opportunity. And as I said on the call earlier, hundreds of back office reductions.

And so we will make all of this very clear to you, hopefully within the next four to six weeks.

Bob Evans - Craig-Hallum Capital - Analyst

So we won’t have to wait for the quarter results? You’ll have an additional call sometime here, relatively soon?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Yes. Well, we want to get all of this reviewed by the Board. As I said, they have already reviewed the intent of the overall plan and have given us a nod to move forward with those plans. Basically, the initial plan follows on the heels of Vision 21, and our expectation is somewhere in the next four to six weeks for us to have all that work done with the board. And yes, we do plan a December call to discuss that.

Bob Evans - Craig-Hallum Capital - Analyst

And to be clear, the cost that Gene Hatcher had itemized, for example, not using your old legacy system and getting rid of 40 consultants and some of the other things, my understanding is that is separate, right, from the costs that you’re talking about?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Yes, those costs actually, Gene went ahead and addressed those costs in the month of October, and basically those were anticipated in the initial savings estimates that we gave you. We believe these other amounts would be by and large. There may be some slight crossover between the statements.

Bob Evans - Craig-Hallum Capital - Analyst

Can you remind me how much that was for Gene’s cost?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

We thought that the IT and related costs among some other savings with respect to some of the other costs going through the IT budget would be approximately $10 million a year. And we have said that for about 12 months now. But, for instance, a lot of these costs will go against the ancillary expenses that we’ve been spending. A lot of these savings will go against, for instance, we’ve been outsourcing to a systems integrator one of the applications who has been running that. That is no longer there. Those were anticipated initially as part of the IT savings, but basically those savings were clearly anticipated before we thought about this restructuring.

Just keep in mind just one letter is that the overall cost of the capitalized cost of the Vision 21 software will drive up some depreciation in that we spent the cash. But we do expect to kind of recap IT savings that we originally anticipated. We definitely intend to get necessitation of ancillary expenses that have been running rather high in the last quarters. They are ending. I think Gene said that he would not spend much if any money in this quarter, and then it would be ended from there. Basically, we also anticipate this restructuring cost reduction, which is in large part back office employees and real estate.

Bob Evans - Craig-Hallum Capital - Analyst

So for the December quarter, excluding charges, taking Gene’s comments on the ancillary, we should see SG&A maybe be reduced by 2, $3 million? Is that the right way, sequentially; is that the right way to look at it?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

We are just not giving guidance of that specific nature at this time. I think we will be able to outlay all of that in the next four to six weeks, so we can make sure that we have all of these costs and expenses consistently and fairly presented to you all. I will say this, that one of the things the company has endeavored to do is to make sure that we have solid severance plans for these employees, because they’ve certainly been helpful with the company and over time. And so in any quarter where you terminate employees, you will see that severance charge. So that you should always expect.

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

Bob Evans - Craig-Hallum Capital - Analyst

Sure, sure. And to clarify your EBITDA guidance, I think you had said excluding the onetime charge for the debt issuance costs, it would be up. I think you had said previously that it would approximate last year’s EBITDA. Is that still the case, now that —excluding the one-time expense for the debt? I think you had said that revenue would approximate last year, but it was unclear as to the EBITDA. I think previously you had said EBITDA would approximate last year.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Hi Bob, this is Mark. Good morning to you. Just if you go back to our press release there, what we said there was that the revenue for fiscal year 2004, we continue to expect that that will approach that of fiscal year 2003. Due to the lower-than-expected adjusted EBITDA in the first half of this fiscal year, the fiscal first half we just completed, and the above-referenced cost reduction plan, the company no longer expects that the adjusted EBITDA for fiscal ‘04 will be substantially in line with fiscal ‘03.

However, the company does expect adjusted EBITDA modified for restructuring charges in the second half to be stronger than the adjusted EBITDA in the first half.

Bob Evans - Craig-Hallum Capital - Analyst

So you’re saying —

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Stronger in the second half versus the first half, but no longer expected to be generally in line with prior year.

Bob Evans - Craig-Hallum Capital - Analyst

Adjusting for the debt?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Yes. Also, adjusting for the restructuring charges as well, which is mentioned in there.

Bob Evans - Craig-Hallum Capital - Analyst

So debt and restructuring. So you are saying — in that guidance are you including the debt cost and the restructuring cost in it or not? Again, I’m trying to be clear.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Let me just explain this. As adjusted EBITDA is defined, that’s earnings before interest, taxes, depreciation and amortization, and the write-off of debt issuance costs. You will actually see in the press release an attachment, because this is a non-GAAP definition, a reconciliation back to the adjusted EBITDA number.

Bob Evans - Craig-Hallum Capital - Analyst

And how about the severance costs? That would be in the adjusted EBITDA number, right?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Yes. What we’re saying there again, I’ll just read the sentence again because it comes out of the press release, the company does expect an adjusted EBITDA modified for restructuring charges in the second half to be stronger than adjusted EBITDA in the first half of the year.

Bob Evans - Craig-Hallum Capital - Analyst

All right, thanks. Can you comment on your use of cash. You generated a lot of cash flow this quarter. You’re at 98.3 million, I think now. Can you comment on how you’re going to use it? Will you start to use it to buy down vendor terms, or can you do anything in terms of using the excess cash flow to pay down some of your higher yield debt or buy back stock? Just we’ve still got a big negative arbitrage out there and it seems like an ample amount of cash on the balance sheet.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

I’ll start and then I’ll let Mark kind of complete it. As we’ve said before, we feel like we have adequate cash. We will obviously need some cash to do some structuring. We would like to continue to improve how we use cash internally. Basically, as you know, we’ve only been a few months out of the old facility, and we have been working with ways to improve the way we internally use cash in our efficiency in Europe because of so many different countries and the way they do business. And so, we do expect some possibility of improving how we use cash internationally in Europe.

And of course we will have improvements, we believe, from Vision 21 as to how we manage our AR and logistics, as I’ve said before. And I’ve also said that — I think we’ve all said that our PP&E will drop. Todd said it. I think I was clear on it, Mark was as

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

well. We basically expect our PP&E to drop. We do need on the other side to make some investments into restructuring, and we also have some additional opportunity in high margin rentals, not low margin rentals but high margin rentals, that we’ll probably take advantage of.

So there are kind of different ins and outs with respect to cash, but we’re pleased with the progress we made this last quarter. We have not anticipated any additional usage of our cash at the present time other than making sure that we have the cash to do the restructuring and take an opportunity for any high margin rentals that might occur. We do see positive trends in the PP&E and the spending, and we do see the ability to manage our AR better, particularly in the US with vision 21. And anyway, that’s all we’ve anticipated with the cash at this point in time.

Bob Evans - Craig-Hallum Capital - Analyst

How about taking advantage of vendor terms, cash up front vendor terms? You had mentioned that before.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

That’s a good question. We had talked about doing can (ph) and cash with order. And we are pleased with the rebound we made in the margins from last quarter. And if you recall, one of the reasons why we were concerned about moving forward with that was in effect the margin performance, as well as making sure that our vendors were supporting us, and I think Todd thanked the US vendors for supporting us. And in anticipation of them supporting us going forward as well as the other items I mentioned, we made this kind of a financing decision at the Board level, and the Board is going to evaluate moving forward with CWO along with restructuring.

But there is a higher appetite here for moving forward with CWO and we do believe that that is the way we’d like the company to go in the future. So I would anticipate there being some possibility of some level of cash with order going forward. I can’t tell you exactly when (indiscernible), maybe we can give you a bigger update — a better update with respect to this restructuring cost.

Bob Evans - Craig-Hallum Capital - Analyst

Fair enough. Thank you. I’ll let others ask questions.

Operator

James Wyndale (ph) of Lakefront Partners.

James Wyndale - Lakefront Partners - Analyst

Could you address the timeframe roughly that you think you’ll be able to get the SG&A down to 30 percent?

Unidentified Speaker

We said I think, I can’t remember exactly how long ago, but we felt that one of the problems with the legacy company is our costs have been historically high in comparison to our other competitors. I would be hip shooting to give you those numbers, but let me just say that the average of them seems to be in the 30 percentile. There are others that are under, as low 26 percent, I think I recall one or two of them, and there’s a few others that are over.

But we — by far my last (technical difficulty) were substantially higher than others. And we basically gave no timeframe with respect to getting to that goal of 30 percent, but we have said that we will make significant progress towards that goal vis-a-vis the US’ high cost because of the transactional costs that were related to inadequate IT systems and a tremendous amount of manual systems that were required, lots of labor and lots of different requirements of cost.

So I can’t give you, even today, that answer, but I can say that basically we expected that we would do a minimum of 30 million and you can probably do the math to get an idea of what we would have to reduce to get to that goal. And I anticipate we’ll give you some pretty good answers with respect to that question in our upcoming restructuring call. So I think management is optimistic right now. Hopefully you’ve heard that theme coming through. Quite frankly, if we look at Europe I think basically their costs are already down and he believes it can even go lower, which will just strengthen that business even more so.

We’ve been trying to get sales going in the international sector and Todd’s been waiting on Vision 21 and the building consolidation on the other hand. And candidly, we’ve also been concerned about our employee group because we want to make sure that we give them every opportunity to understand where these changes are occurring and this, that and the other. But you will see an acceleration of this effort and I think you’ll hear a lot about that here in four to six weeks. But I’m sorry, I just can’t give you a specific timeline.

James Wyndale - Lakefront Partners - Analyst

How about on the — getting the digital side over the 50 percent? Are we a quarter away, two quarters away? When does that —?

Unidentified Speaker

That’s a good question. We didn’t have the data to really give a good answer when I came in a few years ago, but we’ve said that it

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

was predominantly analog. There are some people that recall that it was around 15 to 20 percent a few years ago of digital. We’ve grown it pretty substantial where we’re almost at the 50 percent mark, and I would say that we certainly expect to be a majority digital business this third-quarter. There’s no doubt about that. And you can kind of flip back. I think in all the calls we’ve given, how much we’ve grown each quarter, and by looking in the rear view mirror you might be able to get some idea of how to develop your models going forward. But we do expect to be a predominantly digital company this quarter. We are very excited about that.

Basically my son told me a joke the other day about how far can a dog run into the woods? He stumped me. He said halfway, because he’s running out afterwards, and I really do believe we’re starting to run out of the analog woods now and it’s — just meeting with our salespeople, I had a meeting this morning with a group and just asking them how they thought it was going, they seemed very optimistic. I think you’ve heard from all the individuals here how the — how well the growth initiatives are going, particularly this TechSource initiative is very exciting and continues to make nice progress.

So I do feel that we’ll be — we’re starting to look and feel and act like a digital company, and it’s so exciting because other companies out there don’t have this problem. There’s a few in our space who grow I think every quarter and they’re all digital and they’ve been 100 percent digital for some time. There are others that are closer to the 50 percent mark like us, and I think there’s others that are a little bit over and they’re doing a little better on the revenue side. So we do feel that this company is becoming more digital quickly, and if you look backwards I think you can kind of extrapolate a little bit about how that might look.

James Wyndale - Lakefront Partners - Analyst

Thank you.

Operator

Derek Dobecki of Ironwood Capital Management.

Derek Dobecki - Ironwood Capital - Analyst

Congratulations on the Vision 21 and just overall good positive tones, good trend. Trends are going the right way, so congratulations there. Just a housekeeping item. This whole issue of adjusted EBITDA, I don’t have the press release in front of me, but what was the first half — or call it year-to-date adjusted EBITDA total?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

It would’ve been around 31.2 million I think.

Derek Dobecki - Ironwood Capital - Analyst

Okay, 31 —.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

So 17, a little over 17 million in the first quarter and the 13.9 in the second quarter.

Derek Dobecki - Ironwood Capital - Analyst

Great. And then, when you look at the CAPEX and the income statement expense hit that has occurred this year related to the Vision 21 and the consolidation of corporate headquarters, how much — there was just a lot of numbers tossed around. What are the dollar amounts associated with each one of those that shouldn’t occur in next fiscal year?

Unidentified Speaker

I can’t give you an exact answer, but I can say this — I think if we can look back and provide the information, this last quarter we spent approximately I think it was a million 7 to $2 million in ancillary costs. And the quarter before that, I think that was at least 2 million, maybe as high as 3 million range. So that gives you an idea in the last few quarters of how much we’ve been spending on the ancillary, and those ancillary costs, by the way, that’s a good clarification point because I’m sure a lot of consultants were in those ancillary costs for instance. So when Gene said that he dismissed 40 of very expensive consultants, basically those would be part of those costs. So basically that would be one way of looking at costs that go away.

Another way that looks at costs going away is the actual moving cost. I think that we have spent somewhere between $2 and $5 million. There are some leasing — capitalized leasing transactions in those numbers, but in the last two quarters there, they’re probably spent in the building move, the relocation, just out-of-pocket costs somewhere between that amount. Some of those were going to depreciate the leases for instance, we would’ve capitalized our phone system here, maybe something like that. But we would basically have money coming out from the move cost as well.

And with respect to other expenses, we have already seen expenses start going to the P&L for severance. As the accounting rules require, obviously if it’s not part of a restructuring plan it’s basically just sent through the P&L. And we’ve had those as well and I think Gene mentioned 23 people and things in the IT area. So we’ve already seen a lot of that activity starting to take place. But those are just some of the expenses we can talk about.

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I think on the capital side, maybe you were asking that as well. We’ve already seen capital drop. If you think about it, we spent probably $31 million roughly in the first half of the year. That’s quite a rich capital expenditure. And I think we said that basically of all of that, Vision 21 was probably 10 million of that, and the building was probably 5 to 6 million of that. So that gives you an idea on the CAPEX side what’s happening with respect to requirements. And of course, there are other things that take place to offset this, and I’m just trying to give you an idea of the model. I’m not trying to take you through by any means all the ins and outs. But Vision 21 depreciation will increase and we also will have redundant facilities for a period of time.

I’m looking out right now and I can see our office building’s doorman (ph), and basically many of these leases just came up. We coincided all that, so some of those will not the into the P&L, but others will have to either sublease or whatever. And then there’s other opportunities, as I mentioned, beyond. But I think we’ll do a good job. We hear the nature of your questions. I think in this restructuring call we can give you a much more definitive understanding of what to expect in terms of that question.

Derek Dobecki - Ironwood Capital - Analyst

And just a quick follow-up as it relates to that. The 11 million of proposed annual cost savings or reductions, is that separate or does that does that not include these ancillary costs that we’re talking about?

Unidentified Speaker

No, that does not include the ancillary costs.

Derek Dobecki - Ironwood Capital - Analyst

Great. Thanks, guys.

Operator

Manna Vivaldi (ph) of Financial Times.

Manna Vivaldi - Financial Times - Analyst

I’m calling from the Financial Times in London. I’m actually listening at your interim results here, we’re focusing on your interim results. And while this has been fairly detailed actually fairly turgid, could you just explain to me simply, because it hasn’t really been said in simple turns, what caused essentially your pretax profit to fall from 6.6 million in the year ago period to 24.4 million in losses (inaudible) for September?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Amanda, it’s mark Wolfinger. I would imagine the primary driver there would’ve been the write off of the financing cost. That is basically the unamortized financing costs on our balance sheet related to the refinancing that took place July 1. And that was — on a US dollar basis that was about 20.6 million.

Manna Vivaldi - Financial Times - Analyst

Okay. But the fact that managers are still narrowing their office expense budgets, that’s obviously continuing to hurt you, isn’t it?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Yes, I would say that what we did was, quite frankly, we were spending money to get in Vision 21 and that incurs both capital and Vision 21 related — we call them ancillary expenses or IT related expenses. So yes, we did increase spending on getting the Vision 21 project in the United States 100 percent rolled out. The Company’s results over the last few years have been challenged by all of this, but we — actually we’ve had a lot of time, effort, and money spent on getting that to completion. There was a significant amount of expense going up there. And in the U.S., speaking of U.S., since those systems replace manual systems and create other efficiencies, that’s why the cost comes out after them.

Manna Vivaldi - Financial Times - Analyst

So, when people replace obviously into fewer digital ones, they’re more efficient so that leads to fewer sales?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

In the case, for instance, of our old — I’m speaking of expenses — our expenses, not of our customers expenses — basically if you’re asking that question — are you asking that question or are you asking a higher expense question?

Manna Vivaldi - Financial Times - Analyst

No, I’m asking that question.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Higher expenses are generally two things. One is our expenses are up year-on-year due to the effects on a dollar basis so we have to

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

take — where Peter gets a benefit on the revenue side, he takes a detriment on the cost side, and then the other is the vision 21 expenses that I mentioned as well. But again, in the US where the expense problem is the largest, basically he has been waiting to do this organically instead of just try to lop off manual systems that are — were definitive to run the business (indiscernible). We’re very pleased with that and, as I said, I think a theme that hopefully is coming through is that, I think I said it, we are now in a position to aggressively address our cost structure and rationalize them to revenues, particularly in the US. And so I think that’s a theme that we would like you to really hear.

Manna Vivaldi - Financial Times - Analyst

Okay and I’m sorry, I have a terrible line and I’m hearing every second word, but I’m understanding here. Could you just — I’m sure you’re already said this — but could you just go over your refinancing program? And the 20.6 million, when did that start?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Manna, it’s Mark Wolfinger. Basically the company was refinanced, I’m going to stick in U.S. dollars, US GAAP based so I apologize. But we’ve refinanced two pieces of our debt. The refinancing closed July 1st which would’ve been the first day of the new quarter, i.e. the quarter we just completed. That refinancing was in the range of $175 million US. It basically extinguished two pieces of our debt on our balance sheet. One was our senior credit facility and the other pieces were some bonds that were put on the balance sheet in 2001 as part of our restructuring. The combination of that was around 175 million. Those fees that were associated with the senior credit facility, and to a certain degree the zeroes, but primarily the senior credit facility that normally one would amortize throughout the lifetime of that (technical difficulty) were written off on a onetime basis under US GAAP (technical difficulty) UK GAAP this quarter, effective with the July 1st refinancing.

Manna Vivaldi - Financial Times - Analyst

Right.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

And as I mentioned, that was about $20.6 million pretax, and around 12 to 13 million Sterling I believe is what you’re seeing on the UK GAAP statement.

Manna Vivaldi - Financial Times - Analyst

Okay. Can you just give me then some new financials angles? The outlook for the full year in very simple terms? If you could just give me in very simple terms (inaudible) what’s the outlook for the full year?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

The only thing that have provided in our comments as far as our press release is a second half outlook. And what we have said there is, again, revenues for the full year, fiscal year 2004, I don’t know when we’ll approach that of fiscal year 2003, so that’s the revenue piece.

Manna Vivaldi - Financial Times - Analyst

Do you mean that’s going to be flat? Revenues will be flat, is that what you’re saying?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

No, what we say is that we’ll approach.

Manna Vivaldi - Financial Times - Analyst

What does that mean, sorry.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

It will be in the range of — it does not mean necessarily flat.

Manna Vivaldi - Financial Times - Analyst

Okay. But it’s not clear at all, that’s just sort of very ambiguous.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

But that says we’ll approach. Again, I have to quote what is in the press release. And then secondly is what we said specifically to adjust the EBITDA is due to lower-than-expected adjusted EBITDA in the first half of this fiscal year, the first half we just completed, and the above reference cost reduction plan, the company no longer expects the adjusted EBITDA for fiscal 2004, the entire fiscal year will be substantially in line with (multiple speakers) .

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

Manna Vivaldi - Financial Times - Analyst

That’s lovely. Thank you very much.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

We don’t see anybody else in the queue, but we have time for one more question if anyone wants to ask.

Operator

Bob Evans of Craig-Hallum Capital.

Bob Evans - Craig-Hallum Capital - Analyst

You gave me the opportunity, so I’ve got a couple more. Can you comment on your facilities costs and what the opportunity is there? I think you had referenced it before in your comments, Lang, and I had missed it in terms of what —?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

We didn’t give any specific guidance on the facilities cost, but I think I can give you an overview. Some of this is historic. As you know, in 1996 Danka acquired Kodak, and in large part we acquired Kodak Facilities. The company endeavored at that time to go out into — we had to assume leases and we also tried to consolidate other leases, but it did leave us, that acquisition left us worldwide with facilities that were Kodak style facilities. We are endeavoring to make sure that our facilities are appropriate to this business, both in terms of financial terms such as rent rate, as well as the way they present themselves to the market. We do not need Class AAA space. We really need space that’s probably professional space. To use B, B+ space, that type of space. We don’t need to be able to be on the major thoroughfare, but we do need to be located where we can serve our customers.

So there’s a big opportunity to reduce our rental cost as well as also to position our companies in the right area. I think that we also have a substantial amount of oversubscribed space, meaning that we have much more space than we really need in these facilities, so we can actually reduce headcount. I’m going to let Todd Mavis maybe make a comment on all of this. Todd, you’re pretty familiar with US real estate. Why don’t you give a better idea on your opportunities?

Todd Mavis - Danka Business Systems PLC - U.S. Group President and COO

Sure, I’d be glad to. With respect to real estate specifically, as Lang mentioned, we are oversubscribed. We have a number of sales offices that are literally sitting vacant or we’re only occupying a very small percentage of that space, so there’s certainly opportunity to consolidate the space.

Bob Evans - Craig-Hallum Capital - Analyst

How many are we talking about when we say a number of?

Todd Mavis - Danka Business Systems PLC - U.S. Group President and COO

Approximately in the US we have right at around 125 sales offices right now where we have physical locations, and certainly we’re evaluating with respect to our go to market strategy in terms of where we want to have a physical presence as opposed to a presence in terms of our sales reps perhaps in some situations in remote locations telecommuting. And so we’re evaluating each and every one of those on a stand-alone basis. And without getting into too much specifics I can share with you, Bob, this, there’s number one, we do have situations where we don’t need the physical presence there, and number two, we do have some situations where we have very large real estate situations where we don’t need anything near that amount of space.

Bob Evans - Craig-Hallum Capital - Analyst

Are we talking millions or tens of millions? And then can you give us any sense of magnitude?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

I think that the way that we’d leave it in the US, and I’ll ask Peter Williams maybe to talk briefly about his opportunity as well, but the way we’d leave it in the US I think is that we have a significant number of sites any a very high rental rate and an oversubscribed condition. And we have an opportunity to either just downsize the facility to another, better priced facility within a city, and we will be doing that in large part, but there are some remote areas where we would possibly, at the request of many of our representatives, by the way, just to work out of their home instead of having to travel a long way to a facility that’s only a sales office. In today’s world I think people are a little more imaginative than having to have bricks and mortar for that type of approach.

So I think that the biggest cost reduction will not be in reduction of numbers of facilities, it will be absolutely in the rate and the square footage of those facilities. And I think that’s where the opportunity comes. Again, the consolidation of logistics, the consolidation of a corporate campus where we’re saying we went from basically 12 buildings I think locally to something like three is dramatic. And those are excellent opportunities for savings. Peter, do you want to comment on Europe at all?

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

Peter Williams - Danka Business Systems PLC - Europe Group President and COO

Briefly, thanks, Lang. The UK actually represents the region that is most similar to the US, where we were predominantly a Kodak region with many dealer acquisitions incorporated. And we have several opportunities to consolidate the facilities. We have a dispersed administrative system in the UK and we’re looking at all of those, and we’d like to take advantage. The downside in the UK is we tend to sign longer leases, so it might be slightly more difficult to extract than some of the leases. We have opportunities in Holland, in Germany. So in summary, we have opportunities, probably less in total than told in the US, but still significant for us in Europe.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Bob, we’ll give you more. That’s part of the restructuring and we’ll give you much more information specifically on the facilities we plan to terminate, the number, and how that all is going to play through the restructuring.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And just two detail items, thank you. Can you comment on the CAPEX? Taking it from your comment previously, you’re at 16 million roughly this quarter and maybe 9 million of that was related to Vision 21 and the move — corporate move. Should we view that kind of run rate in around a $7 to $8 million range of maintenance CAPEX or General CAPEX for the company?

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

Outside of the restructuring, we’ll answer this question because the restructuring will take some cash and we’ve already talked about Phase I and we’ll talk about more of it later. But outside of any restructuring requirements for cash, I think in the first quarter we must have spent about $15 million in CAPEX range. The second quarter we spent around $16 million in CAPEX, totaling 31 million in the first half. I think that with respect to the four components of that business, they would be the following — rental, building, building consolidation here in St. Petersburg, Vision 21, and kind of just other miscellaneous spends for maintenance, maybe that would be what you would refer to as maintenance.

To give you an idea of that first-half number, that basically always spent in the first-half, somewhere around approximately $10 million in the building, as I said before, $5 to $6 million in Vision 21 approximately $10 million, and then this maintenance area, this other area approximately $5 million, and so that’s how you get to the $31 million for the first half. The rental business, we will only focus on the higher margin opportunities. I think Peter Williams said that he saw a significant amount of higher margin opportunities, so there would be some opportunity to spend some more money in those rental areas.

On the building side, the building is virtually complete. We still have some items left, we’re basically in fine order here, but there’s a little more that we will have to do there, but that will certainly I hope be over by the end of the third-quarter. Vision 21, I think Gene commented specifically to that. He told you that he does not plan to spend more than the $50 million, and so there’s a little bit of cash carryover from the second to the third, but not much their. And then after that we don’t see much if any requirement likely. I think we’ve given guidance in the past with respect to IT spending, just — I think we said next year we’ll do $5 million as a company in IT spending. I think we’ve said something like that in the past so we can reaffirm that now.

With respect to the maintenance, we’ve always had historically low maintenance and we can give you those numbers, but I wouldn’t want to speculate. We have no extraordinary maintenance requirements that I can think of. And so basically other than the European IT, which we plan to do in just small amounts in pockets, get international, Mike Popielec’s area onto Vision 21. But again, very small kind of NAFTA look at things there. All that within that money I gave you earlier. Basically I feel that the CAPEX is going to drop and if it does, we’ve said before we also think we can generate more cash from our Accounts Receivable and we’re hoping to improve logistics and the way we manage money and cash will also be helpful to the company as well.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. Thank you. And Mark, can you answer just D&A run rate? I think you were around 13 million of depreciation and amortization this quarter. Is that the right number to look at going forward, or am I missing something?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

I always obviously hesitate to respond to (indiscernible) question on D&A. What I would say to you is obviously we’ve got the Vision 21 spend and there’s a certain level of depreciation that’s going to kick in on that. So obviously you’ll need to look at the amount of capital we’ve spent on Vision 21, and obviously that will begin to flow through the D&A line.

Bob Evans - Craig-Hallum Capital - Analyst

But hasn’t it always been? I know when you’ve capitalized stuff in the past it has that has always hit the D&A line, hasn’t it?

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DANKY - Q2 2004 Danka Business Systems Earnings Conference Call

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

That’s correct. But what I’m really talking about is the sizes then on Vision 21 (indiscernible).

Bob Evans - Craig-Hallum Capital - Analyst

Okay. So you’re saying due to this last quarter?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

Yes— actually the last couple quarters. Again, to Lang’s comments about the size of our spend in CAPEX and the components that would go on Vision 21.

Bob Evans - Craig-Hallum Capital - Analyst

And that gets capitalized over three years?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer

It will be probably a five-year life.

Bob Evans - Craig-Hallum Capital - Analyst

Okay, thank you.

Lang Lowrey - Danka Business Systems PLC - Chairman and CEO

I want to thank everyone for tending the call today and I’ll just say that one of the (indiscernible) that we’re here in Tampa/Saint Pete, hopefully you’ll come by and see our new Digital Solutions Center is the most modern and effective in the world, and I think you’ll get a good vision about how this company is becoming digital and quite frankly that aspect of it is very exciting. Thanks to everyone and we’ll talk to you soon.

Operator

Ladies and gentlemen, thank you for your participation on today’s call. You may now disconnect.

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